UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 10, 2025

Air Products and Chemicals, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-04534	23-1274455
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 Air Products Boulevard

Allentown, Pennsylvania 18106-5500

(Address of principal executive offices and zip code)

(610) 481-4911

Registrant’s telephone number, including area code

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	APD	New York Stock Exchange
1.000% Euro Notes due 2025	APD25	New York Stock Exchange
0.500% Euro Notes due 2028	APD28	New York Stock Exchange
0.800% Euro Notes due 2032	APD32	New York Stock Exchange
4.000% Euro Notes due 2035	APD35	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 under the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On February 10, 2025, Air Products and Chemicals, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with BNP PARIBAS, Citigroup Global Markets Limited, Mizuho International plc, Banco Santander, S.A., SMBC Bank International plc and the other underwriters named in Schedule II thereto, relating to the issuance and sale by the Company of (i) €500,000,000 aggregate principal amount of its 2.950% Notes due 2031 (the “2031 Notes”) and (ii) €500,000,000 aggregate principal amount of its 3.450% Notes due 2037 (the “2037 Notes,” together with the 2031 Notes, the “Notes”). The offer and sale of the Notes was registered under the Securities Act of 1933, as amended, pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-275663), which was filed on November 20, 2023. The offer and sale of the Notes is expected to close on or about February 14, 2025, subject to customary closing conditions. The Company has applied to list the Notes on the New York Stock Exchange.

The Notes are being issued pursuant to an Indenture, dated April 30, 2020 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, and an officer’s certificate (which includes the forms of the Notes as exhibits) setting forth the terms of the Notes. The Company may, at its election and upon the terms set forth in the Notes, redeem the Notes, in whole or in part, from time to time at the redemption prices and on the terms and conditions set forth in the Notes. The Indenture and the form of officer’s certificate with respect to the Notes are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The Company expects to receive net proceeds, after deduction of the underwriters’ discount and estimated offering expenses, of approximately €992 million from the sale of the Notes. The Company intends to allocate the net proceeds from the sale of the Notes to repay a portion of the Company’s outstanding commercial paper obligations, including commercial paper obligations the Company incurred prior to closing, including for the repayment at maturity of €300.0 million aggregate principal amount outstanding of its 1.000% Notes due 2025, plus accrued interest, and for general corporate purposes.

The Underwriting Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K. The Underwriting Agreement contains representations, warranties and covenants that were made only for purposes of such agreement and as of specific dates, are solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties. The Underwriting Agreement is not intended to provide any other factual information about the Company.

The opinion of Covington & Burling LLP, counsel to the Company, relating to the Notes is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated February 10, 2025, among Air Products and Chemicals, Inc., BNP PARIBAS, Citigroup Global Markets Limited, Mizuho International plc, Banco Santander, S.A. and SMBC Bank International plc, and the other underwriters named therein.

4.1	Indenture, dated as of April 30, 2020, between Air Products and Chemicals, Inc. and The Bank of New York Mellon Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (No. 001-04534), filed on April 30, 2020).

4.2	Form of Officer’s Certificate setting forth the terms and forms of the Notes.

4.3	Form of 2.950% Notes due 2031 (included in Exhibit 4.2).

4.4	Form of 3.450% Notes due 2037 (included in Exhibit 4.2).

5.1	Opinion of Covington & Burling LLP with respect to the Notes.

23.1	Consent of Covington & Burling LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Products and Chemicals, Inc. (Registrant)

Date: February 13, 2025	By:	/s/ Sean D. Major
Sean D. Major
Executive Vice President, General Counsel and Secretary

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